Microbot Medical Maintains 2019 Milestone Targets Following Recent Court Decision

Hingham, MA – March 1, 2019 – Microbot Medical Inc. (Nasdaq CM: MBOT) is maintaining its milestone targets for 2019 following the recently announced decision of the New York State Supreme Court to rescind the Stock Purchase Agreement (“SPA”) Microbot entered into with two affiliated investors in connection with its June 2017 Registered Direct Offering of approximately $10 million of common stock. The rescission would require the investors to transfer back to Microbot the shares they purchased in that offering, and Microbot to return to those investors their purchase price of $3.375 million. The litigation, captioned Sabby Healthcare Master Fund Ltd. and Sabby Volatility Warrant Master Fund Ltd., Plaintiffs, against Microbot Medical Inc., has been previously disclosed in Microbot’s filings with the Securities and Exchange Commission.

This litigation is not related in any way to the Company’s products and/or any other development programs. The Company is disappointed with the Court’s decision and, together with the Company’s legal counsel, is in the process of reviewing the Court’s decision and is evaluating all potential options, including filing an appeal.

The Company has raised approximately $25 million through five separate equity offerings from multiple investors since 2017, with the latest offerings of approximately $11.3 million aggregate gross proceeds raised by Microbot in January 2019. The Company continues to believe that with the amounts recently raised and its current cash balance and excluding the amount in dispute, it has the resources to pursue the 2019 milestones that it disclosed in a press release issued on January 7, 2019. These include, but not limited to:

●	Completing the pivotal pre-clinical study to further evaluate the safety and efficacy of the SCS being performed at Washington University in St. Louis School of Medicine and Wayne State University in the third quarter of 2019.
●	Finalize the FDA regulatory pre-submission request for the Company’s Self-Cleaning Shunt (SCS) in the second half of 2019.

In addition, when necessary, the Company will continue to invest the necessary resources to continue establishing a sustainable competitive advantage, such as strengthening and expanding its IP portfolio and seeking additional opportunities to add assets to its portfolio.

The Company has achieved several of the milestones it previously disclosed, including validating its SCS in an independent lab setting, expanding its IP portfolio to create further barriers to entry and bolstering its balance sheet.

About Microbot Medical, Inc.

Microbot™, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms, ViRobTM, TipCATTM and CardioSertTM, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: the Self Cleaning Shunt, or SCSTM, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and focusing on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRobTM technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRobTM please visit http://www.microbotmedical.com/technology/virob/.

TipCATTM is a transformational self-propelled, flexible, and semi-disposable locomotive device providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCATTM, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSertTM technology contemplates a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSertTM technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSertTM was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights, and the outcomes with respect to any litigation the Company is involved in from time to time (including the success of any appeals). Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754

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